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FOR IMMEDIATE RELEASE
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Espey reports fourth quarter and year-end results and announces dividend...

Saratoga  Springs,  NY,  August 24, 2009- Espey Mfg. & Electronics  Corp.  (NYSE
Amex: ESP) announces results for its fiscal year and fourth quarter, both ended June 30, 2009. The fourth quarter results were record highs for any quarter in Espey's 81-year history.

For the fourth quarter ended June 30, 2009, net sales increased by $2,095,270, to $8.3 million, compared with last year's fourth quarter net sales of $6.2 million. Net income for the fourth quarter ended June 30, 2009 was $1,596,084, $.76 per diluted share, compared with net income of $933,995, $.45 per diluted share, for the corresponding period last year.

For the fiscal year ended June 30, 2009, the Company reported net sales of $27.2 million, compared with $25.7 million for the prior fiscal year. Net income decreased to $2,733,240, $1.29 per diluted share for the year, compared with net income of $3,421,869, $1.63 per diluted share, for the fiscal year ended June 30, 2008. At June 30, 2009, the sales order backlog decreased to $39.1 million, compared with last year's $44.8 million on June 30, 2008.

New sales orders for the year totaled $21.6 million.

Mr. Howard Pinsley, CEO, commented, "We are very pleased with our increase in sales over the prior year. While our net income decreased, it was attributable to unanticipated higher costs in several new programs, which will be offset by business we anticipate in fiscal year 2010 and beyond, through sales of new products and a more diverse customer base."

Furthermore, the Espey Board of Directors has declared a cash dividend. The regular first quarter dividend for the fiscal year ending June 30, 2010 is $.225 per share. The dividend will be payable on September 25, 2009, to all shareholders of record at September 4, 2009.

Espey's primary business is the development, design, and production of specialized military and industrial power supplies/transformers. The Company can be found on the Internet at www.espey.com. For further information, contact Mr.
                            -------------
David O'Neil or Howard Pinsley at (518) 245-4400.

This press release may contain certain statements that are "forward-looking statements" and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company's current expectations or beliefs concerning future events. The matters covered by these statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made.


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Espey Mfg. & Electronics  Corp.  comparative  unaudited  three-month and audited twelve-month figures for the periods ended June 30, 2009 and 2008.

                                  Three Months               Twelve Months
                                2009         2008         2009         2008
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Sales:                       $8,284,059   $6,188,789  $27,241,635  $25,701,739
Net Income:                   1,596,084      933,995    2,733,240    3,421,869
Income per share:
     Basic                          .76          .45         1.30         1.65
     Diluted                        .76          .45         1.29         1.63

Weighted average number of
Shares outstanding:
     Basic                    2,107,367    2,094,817    2,107,643    2,079,734
     Diluted                  2,109,089    2,111,869    2,113,798    2,103,836

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